Exhibit 12.1

Regency Centers Corporation and Regency Centers, L.P.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

	Year Ended December 31,
	2014	2013	2012	2011	2010
Fixed Charge Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$158,823	54,282	37,354	32,560	9,029
Add: fixed charges	120,963	119,264	120,534	133,973	138,885
Add: distributed income of equity investees	42,767	45,377	44,809	43,361	41,054
Subtract: capitalized interest	(7,142)	(6,078)	(3,686)	(1,480)	(5,099)
Subtract: preference security dividend requirements of consolidated subsidiaries	—	—	(404)	(3,725)	(3,725)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(471)	(323)	(112)	(55)	(66)
Total earnings	$314,940	212,522	198,495	204,634	180,078

Fixed Charges:
Interest expensed and capitalized	$116,067	113,799	114,198	124,707	129,837
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,776	2,887	3,292	2,860	2,957
Estimate of the interest within rental expense	3,120	2,577	2,639	2,680	2,366
Preference security dividend requirements of consolidated subsidiaries	—	—	404	3,725	3,725
Total fixed charges	$120,963	119,263	120,533	133,972	138,885

Ratio of earnings to fixed charges	2.6	1.8	1.6	1.5	1.3

Regency Centers Corporation and Regency Centers, L.P.
Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings
(in thousands)

	Year Ended December 31,
	2014	2013	2012	2011	2010
Combined Fixed Charges and Preference Dividends Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$158,823	54,282	37,354	32,560	9,029
Add: fixed charges	142,025	140,325	143,787	153,647	158,560
Add: distributed income of equity investees	42,767	45,377	44,809	43,361	41,054
Subtract: capitalized interest	(7,142)	(6,078)	(3,686)	(1,480)	(5,099)
Subtract: preference dividends	(21,062)	(21,062)	(23,658)	(23,400)	(23,400)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(471)	(323)	(112)	(55)	(66)
Earnings	$314,940	212,521	198,494	204,633	180,078

Fixed Charges and Preference Dividend Data:
Interest expensed and capitalized	$116,067	113,799	114,198	124,707	129,837
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,776	2,887	3,292	2,860	2,957
Estimate of the interest within rental expense	3,120	2,577	2,639	2,680	2,366
Preference dividends	21,062	21,062	23,658	23,400	23,400
Total fixed charges and preference dividends	$142,025	140,325	143,787	153,647	158,560

Ratio of combined fixed charges and preference dividends to earnings	2.2	1.5	1.4	1.3	1.1

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